Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SACRAMENTO, SAN DIEGO,
DENVER, NORTHERN VIRGINIA,
WASHINGTON, D.C.

TOKYO, LONDON, BRUSSELS,
BEIJING, SHANGHAI, HONG KONG,
SINGAPORE

July 12, 2013

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 400

Seal Beach, CA 90740

Re:                   3,164,556 Shares of Common Stock of Clean Energy Fuels Corp.

Ladies and Gentlemen:

We have acted as counsel to Clean Energy Fuels Corp., a Delaware Corporation (the “Company”), in connection with the registration by the Company of 3,164,556 shares of the Company’s Common Stock, par value $0.0001 per share (collectively, the “Shares”), issuable upon conversion of the Company’s 7.50% convertible notes due 2020 (collectively, the “Convertible Notes”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included therein (the “Prospectus”).  All of the Shares are to be sold by the stockholders named in the Registration Statement and the related Prospectus, in the manner described therein.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, the Registration Statement and the exhibits thereto, and the related Prospectus.  In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Convertible Notes, will be legally issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP